Exhibit 5.1

, 2014

The E. W. Scripps Company
312 Walnut Street, 28th Floor
Cincinnati, Ohio 45202

Gentlemen:

As counsel for The E. W. Scripps Company (the “Company”), we are familiar with the Registration Statement on Form S-4 (the “Registration Statement”) filed on _______________ by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, with respect to ______________ of the Company’s Class A Common Shares, $.01 par value (the “Shares”).

In connection with the foregoing, we have examined such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

Based upon such examination, we are of the opinion that:

1.The Company is a corporation duly organized and validly existing under the laws of the State of Ohio.

2.The Shares have been duly authorized and are now, and when issued pursuant to the Master Transaction Agreement, dated as of July 30, 2014, by and among the Company, Scripps Media, Inc., Desk Spinco, Inc., Desk NP Operating, LLC, Desk NP Merger Co., Desk BC Merger, LLC, Journal Communications, Inc., Boat Spinco, Inc., Boat NP Merger Co., and Boat NP Newco, Inc. (the “Master Transaction Agreement”), and in the manner contemplated by the Registration Statement will be, validly issued, fully paid and nonassessable, assuming approval of the holders of the Company’s outstanding Common Voting Shares has been obtained as contemplated by the Master Transaction Agreement.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus which is a part of the Registration Statement.

Very truly yours,